EXHIBIT 99.1

FirstEnergy Corp.	For Release: November 4, 2005
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Ellen S. Raines	Kurt Turosky
(330) 384-5808	(330) 384-5500

CONSUMERS’ COUNSEL AND OTHER PARTIES
SIGN SETTLEMENT AGREEMENT IN FIRSTENERGY
RATE CERTAINTY PLAN

Akron, OH - A Supplemental Stipulation was signed today by most of the remaining major parties to the Rate Certainty Plan (RCP) filed by FirstEnergy’s (NYSE: FE) Ohio utility companies in September. The parties signing the settlement or agreeing not to oppose the plan include the Office of Consumers’ Counsel (OCC); Northeast Ohio Public Energy Council (NOPEC); Ohio Partners for Affordable Energy; communities that are part of the Northwest Ohio Aggregation Coalition, including the City of Toledo; and Cleveland Housing Network and various other Cleveland-area consumer groups. The RCP previously received support from the cities of Cleveland, Akron and Parma, along with the Industrial Energy Users - Ohio and the Ohio Energy Group.

Under terms of the settlement, which will be filed with the Public Utilities Commission of Ohio (PUCO), FirstEnergy’s Ohio utility companies are expected to spend at least $28 million from 2006 through 2008 on demand-side management programs for customers of Ohio Edison, The Illuminating Company and Toledo Edison. Of that amount, $25 million would be deferred for future recovery. The programs would provide ENERGY STAR® upgrades for existing homes and incentives for customers to reduce air-conditioning use during peak usage periods. They would be developed and reviewed by the OCC and FirstEnergy to ensure that they provide benefits to customers in excess of their costs.

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If approved by the PUCO, the RCP would ensure that customers pay essentially the same price for electricity through 2008 that they have paid since the 1990s. Ohio Edison base rates are about the same as 1990 levels, and base rates for The Illuminating Company and Toledo Edison are about the same as they were in 1996.

Supplemental information is included in a November 4, 2005, letter addressed to the investment community, which is posted on the Investor Information section of FirstEnergy’s Web site, www.firstenergycorp.com.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.4 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, rising interest rates and other inflationary trends, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at or near full capacity, our inability to accomplish or realize anticipated benefits of strategic goals (including the proposed transfer of nuclear generation assets), our ability to improve electric commodity margins and to experience growth in the distribution business, any decision of the Pennsylvania Public Utility Commission regarding the plan filed by Penn Power on October 11, 2005 to secure electricity supply for its customers at a set rate, our ability to access the public securities and other capital markets, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan (RSP) in Ohio, specifically, the Public Utilities Commission of Ohio’s acceptance of the September 9, 2005 proposed supplement to the RSP, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, including our annual report on Form 10-K for the year ended December 30, 2004, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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